Exhibit 10.76

AGREEMENT TO LEASE

among

CLEAN COAL SOLUTIONS, LLC,

as Developer,

AEC-NM, LLC and AEC-TH, LLC,

as Lessors,

and

GS RC INVESTMENTS LLC,

as Lessee

dated as of June 29, 2010

* indicates portions of the exhibit that have been omitted pursuant to a request for confidential information. The non-public information has been filed with the Commission.

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5.5	Supplying Operational and Regulatory Information	20
5.6	Tax Matters.	20
5.7	Transaction Taxes	21
5.8	Property Taxes	21
5.9	Tax Return Information and Tax Proceedings	21

	ARTICLE 6
	CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligation	23
6.2	Conditions to Obligation of Lessee	23
6.3	Conditions to Obligations of CCS Parties	25

	ARTICLE 7
	TERMINATION

7.1	Termination	26
7.2	Effect of Termination	26

	ARTICLE 8
	INDEMNIFICATION

8.1	Indemnification of Lessee	27
8.2	Indemnification of the CCS Parties	29
8.3	Notification of Claims	30
8.4	Defense of Third-Party Claims	30
8.5	Other Claims	31
8.6	Payment	31
8.7	No Duplication	31
8.8	Sole Remedy	31
8.9	General Limitation of Damages	32
8.10	After-Tax Basis	32

	ARTICLE 9
	GENERAL PROVISIONS

9.1	Confidentiality	32
9.2	Schedules	33
9.3	Further Actions	34
9.4	Amendment, Modification and Waiver	34
9.5	Severability	34
9.6	Expenses and Obligations	34

9.7	Binding Effect; Third Parties	34
9.8	Notices	34
9.9	Knowledge	36
9.10	Counterparts	36
9.11	Entire Agreement	36
9.12	Governing Law; Choice of Forum; Waiver of Jury Trial	36
9.13	Private Letter Ruling	37
9.14	Publicity	37
9.15	Assignment	37

Annexes, Exhibits and Schedules

Annex I	Definitions

Exhibit A-1	ADA-ES Guaranty
Exhibit A-2	NexGen LLC Guaranty
Exhibit A-3	NexGen Guaranty
Exhibit A-4	Republic Guaranty
Exhibit A-5	Lessee Guaranty
Exhibit B	Background Materials
Exhibit C-1	Chemical Additive Agency Supply Agreement (New Madrid)
Exhibit C-2	Chemical Additive Agency Supply Agreement (Thomas Hill)
Exhibit D-1	New Madrid Lease
Exhibit D-2	Thomas Hill Lease
Exhibit E-1	Description of the New Madrid Refined Coal Facility
Exhibit E-2	Description of the Thomas Hill Refined Coal Facility
Exhibit F-1	Operating and Maintenance Agreement for the New Madrid Refined Coal Facility
Exhibit F-2	Operating and Maintenance Agreement for the Thomas Hill Refined Coal Facility
Exhibit G	Technology Sub-License
Exhibit H	Escrow Agreement

Schedule 2.4	Term Sheet dated April 23, 2010 between CCS and Goldman Sachs & Co.
Schedule 3.1(a)	Certificates of Formation and Limited Liability Company Agreements
Schedule 3.1(c)	Consents
Schedule 3.1(d)	Litigation
Schedule 3.1(g)	Permits

Schedule 3.1(h)	Insurance
Schedule 3.1(i)	Title
Schedule 3.1(k)	Environmental Matters
Schedule 3.1(l)	Taxes
Schedule 3.1(m)	Historical Refined Coal Production
Schedule 3.1(m)(viii)	All Capitalized Expenses After 12/31/09
Schedule 3.1(m)(ix)	Pre-2010 Capital Expenditures
Schedule 3.1(n)	Intellectual Property
Schedule 3.1(o)	Contracts
Schedule 3.1(p)	Labor Information
Schedule 6.2(k)	Ownership of CCS Parties
Schedule 9.9	Knowledge

AGREEMENT TO LEASE

This Agreement to Lease (this “Agreement”) is made and entered into as of June 29, 2010, among Clean Coal Solutions, LLC, a Colorado limited liability company (“Developer”), AEC-NM, LLC, a Colorado limited liability company (“AEC-NM”), AEC-TH, a Colorado limited liability company (“AEC-TH”) (AEC-NM and AEC-TH each a “Lessor” and collectively the “Lessors”) and GS RC INVESTMENTS LLC, a Delaware limited liability company (“Lessee”). Developer and Lessors are referred to individually as a “CCS Party” and collectively as the “CCS Parties”. The CCS Parties and Lessee may be referred to herein individually as a “Party,” and collectively as the “Parties”.

R E C I T A L S

A. AEC-NM owns the New Madrid Refined Coal Facility that is used to produce Refined Coal and is currently located at the New Madrid Power Plant near Marston, Missouri owned and operated by Associated Electric Cooperative, Inc, a Missouri cooperative, non-profit, membership corporation (“Utility”). AEC-TH owns the Thomas Hill Refined Coal Facility that is used to produce Refined Coal and is currently located at the Thomas Hill Energy Center near Moberly, Missouri owned and operated by Utility.

B. AEC-NM desires to lease to Lessee, and Lessee desires to lease from AEC-NM, the New Madrid Refined Coal Facility, and AEC-TH desires to lease to Lessee, and Lessee desires to lease from AEC-TH, the Thomas Hill Refined Coal Facility, each for use in the production of Refined Coal.

C. Developer intends directly or through one or more Affiliates, to develop additional facilities for the production of Refined Coal and desires to grant Lessee a right of first refusal to lease such additional facilities in accordance with the terms of this Agreement.

A G R E E M E N T S

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in Annex I.

1.2 Construction of Certain Terms and Phrases. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection,” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms, and the term “Annex,” “Exhibit” or “Schedule” shall refer to an Annex, Exhibit or Schedule attached to this Agreement. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor statute, regulations or amending pronouncement.

ARTICLE 2

LEASE OF FACILITIES; CLOSING; RIGHT OF FIRST REFUSAL

2.1 Agreement to Lease. Subject to the terms and conditions set forth herein, (a) AEC-NM agrees to lease to Lessee, and Lessee agrees to lease from AEC-NM, the New Madrid Refined Coal Facility, free and clear of all Liens, other than Permitted Liens, and (b) AEC-TH agrees to lease to Lessee, and Lessee agrees to lease from AEC-TH, the Thomas Hill Refined Coal Facility, free and clear of all Liens, other than Permitted Liens.

2.2 Closing. Subject to the satisfaction or waiver of the conditions precedent set forth in Article 6, the Closing will take place (a) at the offices of Vinson & Elkins L.L.P. in New York, New York, at 10:00 a.m., local New York time, on the date that is three Business Days after the Day on which each of the conditions precedent set forth in Article 6 is satisfied or waived by the applicable Party, or (b) at such other place and time as the CCS Parties and Lessee may agree in writing (the “Closing Date”).

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2.3 Actions to Occur at Closing.

(a) At the Closing, Lessee shall deliver, or cause to be delivered, to the CCS Parties the following:

(i) Certificates. The certificates referred to in Sections 6.3(a) and 6.3(b).

(ii) Leases. Counterparts of each Lease executed by Lessee.

(iii) NM Prepaid Rent. The NM Prepaid Rent in immediately available funds by wire to an account to be designated by AEC-NM no less than three Business Days before Closing.

(iv) TH Prepaid Rent. The TH Prepaid Rent in immediately available funds by wire to an account to be designated by AEC-TH no less than three Business Days before Closing.

(v) Operating and Maintenance Agreements. Counterparts of the Operating and Maintenance Agreements executed by Lessee.

(vi) Technology Sub-License. Counterparts of the Technology Sub-License executed by Lessee.

(vii) Chemical Additive Supply Agency Agreements. Counterparts of the Chemical Additive Supply Agency Agreements executed by Lessee.

(viii) Lessee Guaranty. Counterparts of the Lessee Guaranty executed by GS.

(ix) Escrow Agreement. Counterparts of the Escrow Agreement executed by Lessee.

(x) Authorization, Good Standing and Incumbency. A copy of the Lessee’s resolutions regarding approval of the transactions contemplated hereby and in the Transaction Documents, certified by a manager of Lessee, a certificate of good standing for the Lessee, as of the most recent practical date, from the Secretary of State of its state of incorporation or formation, and a certificate of incumbency from a manager of Lessee as to the managers of Lessee who sign the Transaction Documents on behalf of Lessee.

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(b) At the Closing, the CCS Parties shall deliver or cause to be delivered to Lessee the following:

(i) Certificates. The certificates referred to in Sections 6.2(a) and 6.2(b).

(ii) Leases. Counterparts of each Lease executed by the applicable Lessor.

(iii) Operating and Maintenance Agreements. Counterparts of the Operating and Maintenance Agreements executed by Operator.

(iv) Technology Sub-License. Counterparts of the Technology Sub-License executed by Developer and ADA-ES.

(v) Lessor Guarantees. Counterparts of the Lessor Guarantees executed by ADA-ES, NexGen LLC, NexGen and Republic, as applicable.

(vi) Escrow Agreement. Counterparts of the Escrow Agreement executed by Lessors and Escrow Agent.

(vii) Legal Opinions. The legal opinions referred to in Section 6.2(f).

(viii) Authorization, Good Standing and Incumbency. A copy of each CCS Party’s and any applicable Affiliate’s resolutions regarding approval of the transactions contemplated hereby and in the Transaction Documents, certified by their respective secretaries or assistant secretaries, a certificate of good standing for each CCS Party or applicable Affiliate, as of the most recent practical date, from the Secretary of State of their respective states of incorporation or formation, and a certificate of incumbency from the secretary or an assistant secretary of each CCS Party or applicable Affiliate as to the officers of each CCS Party or applicable Affiliate who sign the Transaction Documents on behalf of each CCS Party or applicable Affiliate.

(ix) Third Party Consents. Copies of all Consents referred to in Section 6.2(g).

(x) Release of Security Interest. Releases of any Liens (other than Permitted Liens) covering any of the Facilities.

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(xi) Chemical Additive Supply Agency Agreements. Counterparts of the Chemical Additive Supply Agency Agreements executed by Operator.

2.4 Right of First Refusal. (a) In the event that Developer, or any of its Affiliates, receives an offer from any Refined Coal Investor to purchase, lease or otherwise participate, directly or indirectly, in any Future Project that Developer or its Affiliate desires to accept, or to enter into a letter of intent, commitment letter, detailed term sheet or similar agreement regarding the purchase, lease or other participation, directly or indirectly, in any Future Project that Developer desires to accept, Developer prior to accepting such offer shall provide Lessee a notice (the “Offer Notice”) and that shall contain the following: (i) the name of the Refined Coal Investor, a description of the Future Project and the terms of the offer from the Refined Coal Investor, (ii) in the case of an offer to purchase, lease or otherwise participate in any Future Project, a copy of any purchase agreements, lease agreements, operating and maintenance agreements, license agreements, coal supply agreements, site leases, refined coal sales agreements, limited liability company agreements and other agreements to be entered into between Developer or its Affiliates and Refined Coal Investor and its Affiliates in connection therewith, (iii) *, (iv) in the case of any offer to purchase or lease or otherwise participate in the Future Project, an offer to sell or lease such Future Project to Lessee or any Affiliate of Lessee or otherwise provide Lessee or any Affiliate of Lessee the right to participate in such Future Project on the same terms as the offer from such Refined Coal Investor, and (v) in the case of an executed letter of intent, commitment letter, detailed term sheet or other similar agreement, an offer to enter into a letter of intent, commitment letter, detailed term sheet or other similar agreement on the same terms as such agreement from the Refined Coal Investor. The “Offer Date” shall be the date that Lessee receives the Offer Notice. For the avoidance of doubt, any materially revised or subsequent offer from any Refined Coal Investor pursuant to this Section 2.4 shall be treated as a new offer and subject to the provision of a new Offer Notice to the Lessee hereunder.

(b) Lessee shall have the option for * (the “Acceptance Period”) following the Offer Date to accept on behalf of itself or any of its Affiliates by notice in writing to Developer (the “Purchase Notice”) the offer contained in the Offer Notice.

(c) If Lessee does not deliver a Purchase Notice to Developer within the Acceptance Period, then Developer or its Affiliates may sell or lease such Future Project to the Refined Coal Investor or provide the Refined Coal Investor participation in such Future Project on substantially the same terms set forth in the Offer Notice.

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(d) During the Acceptance Period, Developer shall, and shall cause its Affiliates to, grant to Lessee and its Representatives access at all reasonable times to all of the Books and Records, information and other data relating to such Future Project and the owner thereof within the possession or control of Developer or its Affiliates, any member of Developer or any Affiliate of Developer (including workpapers and correspondence with regulatory authorities) that is not otherwise protected by legal privilege or subject to legal constraints or obligations of confidence to any third party (and shall be advised of the general content of such protected, constrained or confidential materials), and shall afford Lessee (or its designees) the right (at Lessee’s expense) to take abstracts therefrom and to make copies thereof, to the extent reasonably necessary or appropriate to permit Lessee (or its designees) to conduct due diligence with respect to the Future Project, the owner of the Future Project and all agreements related thereto. In addition, during the Acceptance Period Developer shall afford to Lessee and its Representatives reasonable access to the Future Project and the right to discuss the Future Project, the owner of the Future Project and the business of such owner with such officers, directors, managerial personnel, accountants, consultants, and counsel for Developer and such owner as Lessee deems reasonably necessary or appropriate for the purposes of familiarizing itself with such owner and the Future Project, and to customers and vendors of the owner of the Future Project in order to discuss such customers’ and vendors’ relationships with such owner. In either case above, access to Books and Records and the Future Project is subject to an executed confidentiality agreement between Developer, Lessor and Lessee in substantially the same form as the Confidentiality Agreement.

(e) Lessee’s rights under this Section 2.4 shall continue to apply until Lessors’, Operator’s or Developer’s actual Refined Coal production (excluding the Facilities) exceeds *, in the aggregate.

(f) Lessee will not be entitled to any of the above rights in this Section 2.4 so long as (i) Lessee has failed to pay any undisputed installment of Rent (as defined in each of the Leases) due under any Lease and such failure has not been cured within 15 Business Days after notice from Lessor, or (ii) the Term (as defined in each of the Leases) of both of the Leases has expired.

2.5 Partial Escrow of Rent Payments.

(a) During the Initial Term (as such term is defined in each Lease) of each Lease, Lessee shall withhold the Escrow Amount from the Contingent Rent Payments (as such term is defined in each Lease) due with respect to each Lease for each Quarter, provided that to the extent that the Escrow Amount with respect to any Lease for any Quarter exceeds the Contingent Rent Payment due with respect to any Lease for such Quarter, Lessee shall withhold the excess from the Fixed Rent Payment (as such term is

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defined in each Lease) due for such Quarter under such Lease. Lessee shall pay such Escrow Amounts to the Escrow Agent to be held pursuant to the terms of the Escrow Agreement. All amounts paid to the Escrow Agent with respect to any Quarter shall be associated with the Taxable Year of which such Quarter is a part. Lessee shall provide Lessor with a record of the amounts paid to the Escrow Agent with respect to each Lease and each Taxable Year within 45 Days of the last day of the applicable Taxable Year.

(b) *

(c) *

(i) *

(ii) *

(d) End of Initial Term Disbursement. In the event that Lessee does not elect to terminate a Lease as of the end of the Initial Term, all rights of Lessee to disbursements under Section 2.5(b) with respect to such Lease shall terminate, and Lessor and Lessee shall instruct the Escrow Agent within 20 Business Days following the expiration of the Initial Term of such Lease to disburse to Lessor the amounts deposited with the Escrow Agent related to such Lease. In the event that Lessee elects to terminate a Lease prior to or as of the end of the Initial Term, the amounts deposited with the Escrow Agent related to such Lease shall continue to be held by the Escrow Agent following termination of that Lease until such time as such amounts are disbursed in accordance with Sections 2.5(b) and (c).

(e) *

(f) Amounts paid by Lessee to the Escrow Agent shall be treated for all purposes as property of Lessor. Any amounts disbursed to Lessee pursuant to Section 2.5(b) with respect to any Taxable Year shall be treated as an adjustment to the payments due under Section 2.2 of the Leases.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of CCS Parties. Each CCS Party jointly and severally represents and warrants to Lessee, as of the date of this Agreement and as of the Closing Date, as follows (with the understanding that Lessee is relying on such representations and warranties in entering into and performing this Agreement and the other Transaction Documents) with respect to each CCS Party:

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(a) Organization, Good Standing, Etc. Each CCS Party is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its formation, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each CCS Party is qualified to do business and is in good standing under the Laws of the jurisdictions in which the character of the properties owned or leased by such CCS Party or the nature of the activities conducted by such CCS Party in operating its business make such qualification necessary under applicable Laws. Attached hereto as Schedule 3.1(a) are complete and correct certified copies of the certificate of formation and the limited liability company agreement of each CCS Party, and all amendments thereto.

(b) Authority. Each CCS Party has all requisite limited liability company power and authority to enter into each Transaction Document to which it is a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by each CCS Party of the Transaction Documents to which it is a party, the performance by it of its obligations thereunder, and the consummation by it of the transactions contemplated thereby, have been duly authorized by all necessary limited liability company action on the part of each CCS Party. This Agreement has been duly executed and delivered by each CCS Party, and upon the execution and delivery by each CCS Party of the other Transaction Documents to which it is a party, such Transaction Documents will be duly executed and delivered by such CCS Party. This Agreement constitutes, and upon execution and delivery by each CCS Party of the other Transaction Documents to which it is a party, such Transaction Documents will constitute, the valid and binding obligations of each CCS Party, enforceable against each CCS Party in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) No Conflict; Required Filings and Consents. Except as set forth in Schedule 3.1(c), the execution and delivery by each CCS Party of the Transaction Documents to which it is a party do not, and the performance by it of its obligations thereunder and the consummation by it of the transactions contemplated thereby, will not (i) violate, conflict with, or result in any breach of any provision of its limited liability company operating agreement or other organizational documents, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation, or result in the loss of any benefit, or give any Person the right to require any security to be repurchased, or give rise to the creation of any Lien upon the Facilities, or affect its rights under any of the

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terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which such entity is a party or by which or to which such entity or any of its assets or the Facilities may be bound or subject, or (iii) violate any applicable Law. Except as disclosed on Schedule 3.1(c), no Consent of any Governmental Authority or other Person is necessary or required or has not been obtained as of the Closing Date with respect to any CCS Party in connection with the execution and delivery by each CCS Party of any of the Transaction Documents to which it is a party, the performance by it of its obligations thereunder, or the consummation by it of the transactions contemplated thereby.

(d) Absence of Litigation. Except as set forth in Schedule 3.1(d), there are no Proceedings pending or, to the knowledge of each CCS Party, threatened against any CCS Party or relating to the Facilities or any CCS Party’s execution, delivery or performance of the Transaction Documents to which it is a party. No CCS Party has received any Claim that may give rise to any such Proceedings which could reasonably be expected to have a Material Adverse Effect. No CCS Party has knowledge that there is a valid basis for any such Claims or Proceedings. No CCS Party is to its knowledge the subject of any order, judgment, decree, injunction or stipulation of any Governmental Authority that would affect its ability to consummate the transactions contemplated by the Transaction Documents.

(e) Background Materials. The Background Materials, taken as a whole, are accurate and correct with respect to all facts concerning the Facilities and the transactions contemplated by this Agreement and the Transaction Documents except (i) where the failure to be accurate and correct would not result in a Material Adverse Effect when the Background Materials were prepared, and (ii) the Background Materials identified on Exhibit B as “Third Party Background Materials”, are accurate and correct to the knowledge of the CCS Parties. No CCS Party has failed to include, and no CCS Party has actual knowledge that any other Person has failed to include, in the Background Materials any information, the omission of which from the Background Materials would make the Background Materials inaccurate or misleading where such failure or omission could reasonably be expected to have a Material Adverse Effect. No CCS Party nor, to the knowledge of any CCS Party, any Person acting on behalf of any CCS Party has altered any Background Material after its preparation, except for any Background Materials that are identified on Exhibit B as “Revised from Original”.

(f) Broker’s Fees. No agent, broker, investment banker, or other Person engaged by any CCS Party is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by Lessee in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

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(g) Compliance with Applicable Laws; Permits. Each CCS Party is in compliance with, and the Facilities are in compliance with, all applicable Laws, in each case other than as listed or described on Schedule 3.1(g), or in each case where the failure to be in compliance with such Laws could reasonably be expected to have a Material Adverse Effect. There are no Permits required to be obtained or filed by any CCS Party under any applicable Law either to conduct the business of any CCS Party or otherwise to own or operate the Facilities, other than those listed or described on Schedule 3.1(g), or where the failure to obtain or file such Permits could reasonably be expected to have a Material Adverse Effect.

(h) Insurance. Schedule 3.1(h) sets forth a list of all fire, general liability, theft, and other forms of insurance and all fidelity and surety bonds held by or applicable to any CCS Party or the Facilities, and except as disclosed on such Schedule 3.1(h), there is no claim by any CCS Party pending under any such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds.

(i) Title. Except as set forth in Schedule 3.1(i), each Lessor has, and at the Closing will convey to Lessee, good and marketable leasehold title to and possession of the applicable Facility to be leased by it, free and clear of all Liens, except Permitted Liens.

(j) Condition of the Facilities; Adequacy. As of the Closing Date, all of the equipment, machinery and facilities that are included in the Facilities are in good and merchantable condition and have been maintained in accordance with good operating practices, including the manufacturer’s recommendations. The equipment, machinery and facilities that are in the Facilities are fully functional and constitute all equipment, machinery and facilities currently needed to produce Refined Coal. The Facilities are capable of producing in the aggregate 6,800,000 Tons of Refined Coal per year that are eligible for the Section 45 Credit, when the Facilities are used in connection with the Utility’s power plant and associated equipment, although actual production levels will be determined by a variety of factors including decisions of Lessee, Utility demand and proper operation and functioning of the Utility’s power plant. No warranty claim has been made by Lessor or Developer on the equipment, machinery and facilities that are included in the Facilities.

(k) Environmental Matters. The Facilities have been owned and operated in compliance with all Environmental Laws and, to the knowledge of the CCS Parties, the Facilities are capable of operating in compliance with all Environmental Laws during the term of this Agreement, as such Environmental Laws exist or are in effect as of the Closing Date, without material modification or capital investment. There are no existing, or to the knowledge of any CCS Party, threatened Proceedings, and no

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CCS Party has received any Claim, relating to violations of, or Losses under, Environmental Laws or to the presence, release or discharge of any Hazardous Substances, in each case with respect to the Facilities or to the ownership, operation or maintenance thereof. No Hazardous Substances exist in or on the Facilities, except as set forth in Schedule 3.1(k). No CCS Party has received any notice from any Governmental Authority or any other Person alleging any violation of any Environmental Laws with respect to the ownership, operation or maintenance of the Facilities, except as is set forth on Schedule 3.1(k). The CCS Parties have obtained, maintained and complied in all material respects with the terms of Permits required in connection with the ownership, operation and maintenance of the Facilities. No Hazardous Substances have been generated by, or released or discharged from, the Facilities at the Existing Sites where such release or discharge could reasonably be expected to result in a Claim or Proceeding pursuant to Environmental Laws. Except as set forth in Schedule 3.1(k), there are no Hazardous Substances at the Existing Sites whose presence or existence is attributable to the Facilities or to the ownership, operation or maintenance thereof, or that would adversely affect the continued operation of the Facilities at the Existing Sites. Any chemical additives in the Facilities as of the date hereof and any chemical additives currently proposed to be supplied under the Chemical Additive Supply Agreement do not contain Hazardous Substances in quantities that require special permits, handling or reporting.

(l) Taxes. Except as set forth in Schedule 3.1(l), all Tax Returns required to be filed by each CCS Party with respect to the Facilities have been duly and timely filed and all information required to be included in each such Tax Return has been so included and all other information provided in each such Tax Return is True. All Taxes owed by each CCS Party shown on such Tax Returns and all Taxes owed by each CCS Party with respect to the Facilities have been paid in full and each CCS Party covenants that it will continue to pay all Taxes imposed in respect of the Facilities for all periods ending on or prior to the Closing (and for those periods that include the Closing but do not end on the Closing, each CCS Party will pay its pro rata share of such Taxes except for any such Taxes that are subject to Section 5.7). No CCS Party has received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for Taxes relating to the Facilities, which have not been fully paid or finally settled. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for or relating to the Facilities for any period. There are no liens for Taxes on the Facilities, except for Taxes not yet due. To the extent required by local law, the Facilities have been properly listed and described on the property tax rolls for the taxing units in which the Facilities are located and no portion of the Facilities constitutes omitted property for property tax purposes.

(m) Section 45 Credit.

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(i) No grants described in Section 45(b)(3)(A)(i) of the Code have been provided by the United States, a state, or a political subdivision of a state for use in connection with all or part of the Facilities within the meaning of Section 45 of the Code.

(ii) No proceeds of any issue of a state or local government obligation described in Section 45(b)(3)(A)(ii) of the Code have or will be used to provide financing for all or part of the Facilities within the meaning of Section 45 of the Code.

(iii) No subsidized energy financing (within the meaning of Section 45(b)(3)(A)(iii) of the Code) has been or will be provided in connection with all or part of the Facilities within the meaning of Section 45 of the Code.

(iv) No other federal tax credit has been or is allowed or allowable with respect to all or part of the Facilities within the meaning of Section 45 of the Code.

(v) Prior to December 31, 2009:

(A) the CCS Parties had completed all testing of the Facilities necessary, in the reasonable judgment of Developer, to establish that each Facility was operational;

(B) the CCS Parties had obtained, or third parties had obtained for the benefit of the CCS Parties, all Permits necessary to operate the Facilities;

(C) the operation and control of the Facilities had been turned over to the CCS Parties by ADA-ES;

(D) legal ownership of each Facility had been turned over to each Lessor by Developer; and

(E) each Facility was operational and producing Refined Coal in the quantities described on Schedule 3.1(m).

(vi) Each Lessor has claimed (or intends to claim) the Section 45 Credit on its federal income Tax Return for the 2009 taxable year with respect to all Refined Coal produced from the Facilities that such Lessor has sold to Unrelated Persons. The members of each Lessor have claimed (or intend to claim) on their federal income Tax Returns for the 2009 taxable year their allocable shares of all Section 45 Credits claimed by each Lessor to the extent permitted by Section 45 of the Code.

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(vii) No Lessor, any member of any Lessor nor any Affiliate of any member of any Lessor intends to or has (A) taken any position in any federal, state or local income Tax Return or filing that is inconsistent with any of the statements in this Section 3.1(m); (B) filed Form 8275, Form 8275-R or any similar form described in Treasury Regulation §§ 1.6662-3(c) or 1.6662-4(f) in connection with the Section 45 Credit claimed by any Lessor, any member of any Lessor or any Affiliate of any Lessor or any member of any Lessor with respect to Refined Coal produced from the Facilities that any Lessor sold to Unrelated Persons; or (C) filed Form 8886 or similar form described in Treasury Regulation § 1.6011-4(c)(6) or participated in a “reportable transaction” as defined in Treasury Regulation § 1.6011-4 involving the Facilities.

(viii) Schedule 3.1(m)(viii) sets forth all capital expenditures with respect to the Facilities since December 31, 2009.

(ix) Schedule 3.1(m)(ix) sets forth all capital expenditures made on or before December 31, 2009 with respect to the Facilities.

(n) Intellectual Property. Except as is set forth on Schedule 3.1(n), neither the ownership or operation of the Facilities, nor the manufacture, use, or sale (including offering for sale and other marketing activities) of the Refined Coal produced from the Facilities, infringes, misappropriates, or violates any U.S. patent, trademark, service mark, trade name, or copyright, trade secret, obligation of confidence, or other proprietary, contract or intellectual property right of any Person.

(o) Contracts. Schedule 3.1(o) sets forth all of the material contracts or material agreements to which any CCS Party is a party or to which the Facilities are bound at the time of the execution of this Agreement. Except as is set forth on Schedule 3.1(o) (including as to those confidentiality agreements referenced therein and that cannot be disclosed based on their terms), the CCS Parties have provided Lessee, including by way of access to an electronic dataroom, a True copy of each contract or agreement set forth in Schedule 3.1(o). No CCS Party is in default, or has been notified that it is in default, under any such contract or agreement, and to each Lessor’s knowledge, no other party is in default under any such contract or agreement where either such default would result in a Material Adverse Effect.

(p) Employee Matters. Except as set forth in Schedule 3.1(p):

(i) No Lessor has any employees.

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(ii) No Lessor is a party to any collective bargaining agreement.

(iii) No Lessor has agreed to recognize or bargain with any labor organization, union or other collective bargaining representative.

(iv) No labor organization, union or other collective bargaining representative has been certified as the exclusive bargaining representative of any employees in connection with the Facilities.

(v) No labor organization, union or representative thereof claims to or is seeking to represent employees in connection with the Facilities.

(vi) There is no labor strike or labor dispute, slowdown, work stoppage or lockout pending or threatened against or affecting any Lessor.

(vii) No Lessor has experienced any labor strike or labor dispute, slowdown, work stoppage or lockout in connection with the Facilities.

3.2 Representations and Warranties of Lessee. Lessee represents and warrants to the CCS Parties as follows (with the understanding that the CCS Parties are relying on such representations and warranties in entering into and performing this Agreement and the other Transaction Documents):

(a) Organization; Good Standing; Etc. Lessee is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authority. Lessee has all requisite limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Lessee of this Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby or thereby, have been duly authorized by all necessary limited liability company action on the part of Lessee. This Agreement has been duly executed and delivered by Lessee, and upon execution and delivery by it of the other Transaction Documents to which it is a party, the Transaction Documents will be duly executed and delivered by Lessee. This Agreement constitutes, and upon execution and delivery by Lessee of the other Transaction Documents to which it is a party, such other Transaction Documents will constitute, the valid and binding

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obligations of Lessee, enforceable against it in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) No Conflict; Required Filings and Consents. The execution and delivery by Lessee of this Agreement and the other Transaction Documents to which it is a party do not, and the performance by it of its obligations hereunder and thereunder and the consummation by Lessee of the transactions contemplated hereby or thereby will not (i) violate, conflict with, or result in any breach of any provisions of its limited liability company agreement or other organizational documents, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation, or result in the loss of any benefit, or give any Person the right to require any security to be repurchased, or give rise to the creation of any Lien upon any of its assets or affect any of its rights under, any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Lessee is a party or by which or to which it or any of its assets may be bound or subject, or (iii) violate any applicable Law. No Consent of any Governmental Authority or other Person is necessary or required by or with respect to Lessee in connection with the execution and delivery by Lessee of this Agreement or any of the other Transaction Documents to which Lessee is a party, the performance by Lessee of its obligations hereunder and thereunder, or the consummation by Lessee of the transactions contemplated hereby or thereby.

(d) Absence of Litigation. There are no Proceedings pending or, to the knowledge of Lessee, threatened against Lessee or any of its Affiliates that seeks to restrain, prohibit, or otherwise enjoin this Agreement or the consummation of the transactions contemplated hereby. Lessee is not the subject of any order, judgment, decree, injunction or stipulation of any Governmental Authority that would affect its ability to consummate the transactions contemplated by the Transaction Documents.

(e) Broker’s Fee. No agent, broker, investment banker, or other Person engaged by Lessee is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by the CCS Parties in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

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3.3 Survival of Representations and Warranties.

(a) All representations and warranties made by a Party in this Agreement or in any Transaction Document, have been relied upon by the other Parties and shall survive the Closing hereunder as set forth in this Section 3.3, and shall not merge in the performance of any obligation by any Party hereto.

(b) All claims by a Lessee Indemnified Party for indemnification pursuant to Article 8 resulting from breaches of representations or warranties shall be forever barred unless the CCS Parties are notified: (i) in the case of a claim based upon fraud or a breach of a representation or warranty set forth in Sections 3.1(k), within 30 Days after the expiration of the statutory period of limitations applicable to such claim, (ii) in the case of a claim based upon a breach of a representation or warranty in Sections 3.1(e), (i), (l) and (m), within 30 Days after the expiration of the relevant statutory period of limitations, including extensions, applicable to the federal income tax obligations of Lessee; (iii) in the case of a claim based upon a breach of a representation or warranty in Sections 3.1(a), (b) and (c) within 3 Years; or (iv) in all other cases, within the Initial Term of the Leases; provided, that, if written notice for a claim of indemnification has been given by such Lessee Indemnified Party on or prior to the last Day of the applicable period, then the obligation of the CCS Parties to indemnify such Lessee Indemnified Party pursuant to Article 8 shall survive with respect to such claim until such claim is finally resolved.

(c) All claims by a CCS Indemnified Party for indemnification pursuant to Article 8 resulting from breaches of representations or warranties shall be forever barred unless Lessee is notified: (i) in the case of claim based upon fraud, within 30 Days of the expiration of the statutory period of limitations applicable to such claim; (ii) in the case of a claim based upon a breach of a representation or warranty in Sections 3.2(a), (b), and (c), within 3 Years or (iii) in all other cases within the Initial Term of the Leases; provided, that, if written notice for a claim of indemnification has been given by such CCS Indemnified Party on or prior to the last Day of the applicable period, then the obligation of Lessee to indemnify such CCS Indemnified Party pursuant to Article 8 shall survive with respect to such claim until such claim is finally resolved.

ARTICLE 4

PRE-CLOSING COVENANTS

4.1 Covenants of CCS Parties. Each CCS Party shall use all Reasonable Efforts to prevent any material change to any of the facts or conditions represented by it as of the date of this Agreement, and each CCS Party shall promptly notify Lessee in writing of any such material change. Except as may be required to effect the transactions contemplated by this Agreement or as otherwise authorized herein, each CCS Party covenants and agrees that from the date of this Agreement until the Closing, such CCS Party shall not (except with the prior written consent of Lessee):

(a) conduct its business or operations in any manner except in the Ordinary Course of Business;

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(b) fail to (i) use all Reasonable Efforts to maintain the Facilities in their current condition, (ii) use all Reasonable Efforts to maintain any Permits held by or for the benefit of any CCS Party, or (iii) provide repairs and maintenance of the Facilities in accordance with the normal standards of maintenance in the Ordinary Course of Business;

(c) merge or consolidate with or into any other legal entity, dissolve, or liquidate;

(d) sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of the Facilities, or enter into a joint venture, partnership or any other equity alliance with any Person concerning the Facilities;

(e) mortgage, pledge, or subject to any Lien (other than Permitted Liens) the Facilities;

(f) make any modification or addition to the Facilities (other than repairs and maintenance in the Ordinary Course of Business or as otherwise disclosed to Lessee in Schedule 3.1(m)(viii) or (ix)); or

(g) agree to or make any commitment to take any actions prohibited by this Agreement or that would require disclosure on any of the Schedules provided for herein if such commitment or action had been made or taken as of the date hereof.

4.2 Covenants of Lessee. Lessee shall use all Reasonable Efforts to prevent any material change to any of the facts or conditions represented by it as of the date of this Agreement, and Lessee shall promptly notify the CCS Parties of any such material change after becoming aware of the same.

4.3 Certain Filings. Lessee and CCS Parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or whether any actions, consents, approvals, or waivers are required to be obtained from parties to any contract to which any CCS Party is a party or the Facilities are bound in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making such filings, furnishing information required in connection therewith and seeking timely to obtain such actions, consents, approvals, or waivers no later than at the Closing; provided, however, that the CCS Parties shall not make any agreements or understandings affecting the Facilities as a condition to obtaining any such filings, actions, consents, approvals or waivers, except with the prior written consent of Lessee.

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4.4 Satisfaction of Closing Conditions. Each Party shall use all Reasonable Efforts to satisfy all conditions precedent to Closing applicable to it set forth in Article 6 by June 29, 2010.

4.5 Expiration of Covenants to be Performed Before Closing. All claims by a Lessee Indemnified Party or a CCS Indemnified Party pursuant to Article 8 resulting from any breach of the respective covenants of Lessee and the CCS Parties contained in this Article 4 shall survive the Closing, but shall be forever barred unless the CCS Parties are notified in the case of such a claim by a Lessee Indemnified Party, or Lessee is notified in the case of such a claim by a CCS Indemnified Party, within 30 Days of the expiration of the relevant statutory period of limitations, including extensions, applicable to the federal income tax obligations of the applicable Indemnified Party in the case of claims based on breaches of covenants dealing with Tax matters and prior to the end of the Initial Term of the Leases in the case of a claim based upon a breach of any other covenant; provided, that, if written notice for a claim of indemnification has been given by an Indemnified Party on or prior to the last Day of said period, then the obligation of the CCS Indemnified Parties to indemnify such Lessee Indemnified Party or Lessee to indemnify such CCS Indemnified Party, as applicable, pursuant to Article 8 shall survive with respect to such claim until such claim is finally resolved.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 No Solicitation of Transactions. Until the earlier of the Closing Date or the early termination of this Agreement, no CCS Party, any member of any CCS Party or any Affiliate of any CCS Party shall, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any acquisition, purchase or lease of the Facilities or any equity interest in any CCS Party or any merger, consolidation, share exchange, business combination, or other similar transaction with any CCS Party, or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The CCS Parties will inform Lessee by telephone, within two Business Days, of receipt by any CCS Party or any Representative of any CCS Party of any proposal or bid (including the terms thereof and the person or entity making such proposal or bid) in respect of any such transaction. Except with respect to the transactions contemplated by this Agreement, the CCS Parties will, immediately upon execution of this Agreement, instruct their

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Representatives to cease all activities with respect to the sale or lease of any of the Facilities, including, without limitation, the dissemination of any information with respect to any CCS Party or the Facilities in connection with such a transaction. Each CCS Party agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which any CCS Party is a party. This Section shall be applicable until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 7.

5.2 Access to Books and Records; Other Information. Each CCS Party shall, and shall cause its members and its Affiliates to, grant to Lessee and its Representatives access at all reasonable times to all of the Books and Records, information and other data relating to each CCS Party that relate to the Facilities or the transactions contemplated in the Transaction Documents that are within the possession or control of any CCS Party, any member of any CCS Party or any Affiliate of any CCS Party (including workpapers and correspondence with regulatory authorities) and that are not otherwise protected by legal privilege or subject to legal constraints or obligations of confidence to any third party (and shall be advised of the general content of such protected, constrained or confidential materials), and shall afford Lessee (or its designees) the right (at Lessee’s expense) to take abstracts therefrom and to make copies thereof, to the extent reasonably necessary or appropriate to permit Lessee (or its designees) to continue to conduct due diligence with respect to the CCS Parties, the Facilities and this Agreement. In addition, the CCS Parties shall afford to Lessee and its Representatives reasonable access to the Facilities and the right to discuss the Facilities, the CCS Parties and the business of the CCS Parties with such officers, directors, managerial personnel, accountants, consultants, and counsel for the CCS Parties as Lessee deems reasonably necessary or appropriate for the purposes of familiarizing itself with the CCS Parties and the Facilities, and to customers and vendors of the CCS Parties in order to discuss such customers’ and vendors’ relationships with the CCS Parties and the transactions contemplated by this Agreement.

5.3 Assistance. The CCS Parties and Lessee agree to execute and deliver such further and other documents and instruments and to do such other acts and things as Lessee or the CCS Parties, as the case may be, may reasonably request, in order to effectuate the transactions contemplated hereby (including satisfaction, but not waiver, of the conditions precedent set forth in Article 6).

5.4 Third Party Consents. The CCS Parties shall use all Reasonable Efforts to obtain prior to the Closing all Consents that are necessary or required to permit the performance of each CCS Party’s, ADA-ES’, NexGen LLC’s, NexGen’s and Republic’s obligations under this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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5.5 Supplying Operational and Regulatory Information. Prior to the Closing, each Lessor shall deliver to Lessee, as soon as available or filed, complete copies of (a) all regularly prepared Monthly operating statements of such Lessor, (b) all regularly prepared unaudited Monthly, quarterly and annual financial statements of such Lessor prepared after the date of this Agreement, in the format historically utilized internally by such Lessor, and (c) all reports or other filings or submissions by such Lessor with any Governmental Authorities.

5.6 Tax Matters.

(a) The Parties agree that for Federal income tax purposes, (i) the transactions described in the Leases shall be considered as a taxable installment sale of the Facilities, and (ii) the tax treatment of contingent payments made by Lessee to the applicable Lessor under the terms of each Lease will be governed by the principles of Treasury Regulation section 1.1275-4(c). Each Party to each Lease agrees to report the transaction consistently with such characterization. Lessee will provide Lessors with an allocation of the fixed payments under the Initial Term of the applicable Lease between interest and principal components within 90 Days after the Closing Date. Lessee will provide Lessors with an allocation of the fixed payments due under each Renewal Term of the applicable Lease between interest and principal components within 90 Days of the start of each Renewal Term. Lessee will provide an allocation of each contingent payment under the applicable Lease between interest and principal components within 45 Days after such payment is made. Lessors shall provide any objections to Lessee within 30 Days after the receipt thereof. If a Lessor raises objections, the Parties will apply the procedures set forth in Section 5.6(b) to resolve such objections.

(b) The Prepaid Rent and all rent payments under each Lease shall be allocated among the Facilities in accordance with Section 1060 of the Code. Each Lessor shall provide Lessee with any information reasonably requested and required to complete IRS Form 8594. Lessee shall complete Form 8594 and furnish each Lessor with a copy (the “Draft Allocation”) within 120 Days from the Closing Date. Each Lessor shall review the Draft Allocation and provide any objections to Lessee within 30 Days after the receipt thereof. In the event Lessors do not object to Lessee’s Draft Allocation, such Draft Allocation shall be final (the “Final Allocation”) and the Parties shall report such Final Allocation for Tax purposes and file Tax Returns (including Form 8594 under Section 1060 of the Code) in a manner consistent with such mutually agreed Final Allocation. If Lessors raise objections to the Draft Allocation, the Parties will negotiate in good faith to resolve such objection(s). If the Parties are unable to agree on the Draft Allocation within 14 Days after Lessors raise such objections, the Parties shall refer such dispute to an independent nationally recognized accounting firm (the “Independent Accountant”), which Independent Accountant shall make a final and binding determination as to all matters in dispute with respect to the Draft Allocation (and only such matters) within 30 Days and promptly shall notify the Parties in writing of its resolution. Each Party shall bear and pay one-half of the fees and other costs charged by the Independent Accountant.

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5.7 Transaction Taxes. Any real property transfer or gains tax, sales tax, use tax, stamp tax, stock transfer tax or other similar tax, including any penalties, interest and additions to tax, imposed by reason of any of the transactions (including the rescission rights) contemplated by this Agreement shall be shared equally by the relevant Lessor and the Lessee.

5.8 Property Taxes.

(a) Any property Taxes imposed on or with respect to the Facilities for the taxable period (for purposes of this section, “taxable period” means the period beginning on the assessment date for property Taxes through the day before the next assessment date for such Taxes) that contains the Closing Date shall be prorated based on the relative number of days prior to the Closing Date and on and after the Closing Date during the taxable period, with Lessors being responsible for ad valorem property Taxes allocable to the taxable period ending prior to the Closing Date and Lessee being responsible for ad valorem property Taxes with respect to the Facilities allocable to the taxable period beginning on the Closing Date.

(b) The amount of any refunds of property Taxes shall be equitably apportioned between Lessors and Lessee. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of property Tax, the amount of such refund within 30 Days after such refund is received, net any costs or expenses incurred by such Party in procuring such refund.

(c) Lessors shall file in a timely manner annual Missouri personal property tax returns with respect to the Facilities.

5.9 Tax Return Information and Tax Proceedings.

(a) Lessors and Lessee shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the Facilities; provided that Lessee will control the conduct of any Tax Proceeding if Lessee will bear the liability for any additional Taxes imposed on or with respect to the Facilities as a result of such Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of Books and Records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a

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mutually convenient basis to provide additional information and explanation of any material provided hereunder, and consent to attendance by the other Party in any third-party interview, deposition or other discovery process relating to such Taxes.

(b) Lessors shall retain all Tax Returns and related workpapers, and all Books and Records relevant to the business of, and Taxes and Tax Returns with respect to, the Facilities until a Final Disposition has occurred with respect to all Tax periods for which Lessee claims Section 45 Credits with respect to Refined Coal produced by the Facilities. If Lessor wishes to dispose of Books and Records at any time, Lessor shall provide written notice to Lessee describing the Books and Records to be disposed of 90 Days prior to taking such action. Lessee may arrange to take delivery of the Books and Records described in such notice at its own expense during such 90-day period.

(c) In the event of a Tax Proceeding *, Lessee agrees to notify Lessors of the commencement of any such Tax Proceeding and to keep Lessors informed of the status of the Tax Proceeding, including providing notice and an opportunity to review any correspondence with any Governmental Authority. Lessee agrees to provide Lessors with an opportunity to comment on written submissions. Lessee and its Affiliates shall consult in good faith with, and shall ensure that due consideration is given to suggestions made, and points raised by, Lessors concerning written submissions, conduct of the Tax Proceeding and settlement discussions with any Governmental Authority in connection with such Tax Proceeding, provided however, that Lessee shall in its sole discretion make all final decisions with respect to the drafting of any written submission, conduct of such Tax Proceeding and settlement discussions, after consultation with Lessors.

5.10 Additional Information to be Provided by Lessors. Lessors shall furnish or cause to be furnished to Lessee the following financial information, in form and substance reasonably acceptable to Lessee:

(a) Within twenty five (25) Days after the end of each Month, a balance sheet, profit or loss statement for such Month and cumulative Taxable Year profit and loss statement for Lessee on a standalone basis;

(b) Within ninety (90) Days after the end of each Taxable Year, audited annual financial statements of Lessee on a standalone basis prepared in accordance with GAAP and audited by an independent nationally recognized accounting firm selected by Lessee in its sole discretion.

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ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation. The respective obligations of the Parties to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver of the applicable Party) on or prior to the Closing of the following conditions:

(a) Governmental Consents and Approvals. All Consents by, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary or required for the consummation of the transactions contemplated by this Agreement shall have been obtained, filed, or occurred.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other Governmental Authority preventing, restraining, enjoining, or prohibiting the consummation of the transactions contemplated hereby shall be in effect.

(c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated hereby illegal.

(d) Legality. No Law or order prohibiting, restraining or making illegal the consummation of any material aspect of the transactions contemplated by this Agreement shall be in effect.

6.2 Conditions to Obligation of Lessee. The obligation of Lessee to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing of the following conditions (unless waived, in whole or in part, by Lessee):

(a) Representations and Warranties. The representations and warranties of the CCS Parties set forth in this Agreement shall be true and correct as of the date of this Agreement and immediately prior to the Closing as though made on and as of such time, except for (i) breaches of such representations and warranties resulting from transactions contemplated by this Agreement, and (ii) such representations and warranties that expressly relate to an earlier time, and Lessee shall have received a certificate to such effect signed on behalf of each CCS Party by an officer of such CCS Party.

(b) Performance of Obligations of CCS Parties. The CCS Parties shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to the Closing, and Lessee shall have received a certificate to such effect signed on behalf of each CCS Party by an officer of such CCS Party.

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(c) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by any CCS Party pursuant to Section 2.3(b) shall have been delivered to Lessee.

(d) Utility Agreements. Lessee shall have entered into the Utility Agreements, each in form and substance satisfactory to Lessee in its sole discretion.

(e) Condition of the Facilities. The Facilities shall be in good working condition, and no material damage to, material impairment of the operating capability of, or material adverse change affecting the Facilities taken as a whole shall have occurred since the date on which the Facilities were inspected by Lessee on May 6, 2010.

(f) Legal Opinion. The CCS Parties shall have delivered to Lessee (i) a legal opinion of Chadbourne & Parke LLP, counsel to the CCS Parties, addressed to Lessee, dated as of the Closing Date, and in form and substance satisfactory to Lessee’s legal counsel in their sole discretion, (ii) a legal opinion of Rothgerber Johnson and Lyons LLP, counsel to the CCS Parties, addressed to Lessee, dated as of the Closing Date, and in form and substance satisfactory to Lessee’s legal counsel in their sole discretion and (iii) a legal opinion of Schuchat, Herzog & Brenman, LLC, counsel to ADA-ES, addressed to Lessee, dated as of the Closing Date, and in form and substance satisfactory to Lessee’s legal counsel in their sole discretion.

(g) Required Consents. The CCS Parties shall have received in writing all Consents listed on Schedule 3.1(c).

(h) Due Diligence. Lessee shall have completed its due diligence investigation regarding the Facilities, including tax due diligence with respect to the availability of Section 45 Credits for the Refined Coal produced in the Facilities, and any related matters concerning the CCS Parties, the Facilities and Lessee’s (or its designee’s) contemplated operation of the Facilities, and Lessee shall be satisfied in its sole discretion.

(i) Section 45 Change. There shall not have occurred any Section 45 Change (including any Section 45 Change that is to become effective at a future date) or Proposed Section 45 Change.

(j) Verification of Expenses. Lessee shall have verified to its satisfaction in its sole discretion that the estimate of the cost of operating the Facilities

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provided by Lessor to Lessee taking into account operation and maintenance costs, chemical additive costs, Refined Coal sales price, taxes, insurance and other costs and expenses, is not materially greater than the oral representations made by the CCS Parties to Lessee.

(k) Ownership of the CCS Parties. As of the Closing, Schedule 6.2(k) shall reflect the ownership of each CCS Party; and no Person will have any right or option to acquire any membership interest in any CCS Party; and the CCS Parties shall have provided Lessee evidence satisfactory to Lessee in its sole discretion with respect to such matters.

6.3 Conditions to Obligations of CCS Parties. The obligation of each CCS Party to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing of the following conditions (unless waived, in whole or in part, by the CCS Parties):

(a) Representations and Warranties. The representations and warranties of Lessee set forth in this Agreement shall be true and correct as of the date of this Agreement and immediately prior to the Closing as though made on and as of such time, except for (i) breaches of such representations and warranties resulting from transactions contemplated by this Agreement, and (ii) such representations and warranties that expressly relate to an earlier time, and the CCS Parties shall have received a certificate to such effect signed on behalf of Lessee by an authorized representative of Lessee.

(b) Performance of Obligations of Lessee. Lessee shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to the Closing, and the CCS Parties shall have received a certificate to such effect signed on behalf of Lessee by an authorized representative of Lessee.

(c) Closing Deliveries. All documents, instruments, certificates and other items required to be delivered by Lessee pursuant to Sections 2.3(a) shall have been delivered by Lessee.

(d) Utility Agreements. Lessee shall have entered into the Utility Agreements, each in form and substance satisfactory to Lessee in its sole discretion.

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ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated prior to the Closing only as follows:

(a) by mutual written consent of Lessee and the CCS Parties;

(b) by either the CCS Parties or Lessee by delivering written notice to the other Party:

(i) if (A) any Law shall make the consummation of the transactions contemplated hereby illegal or otherwise prohibited; or (B) a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the Parties shall use their Reasonable Efforts to lift or vacate), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and the Transaction Documents, and such order, decree, ruling, or other action shall have become final and non-appealable; or

(ii) if all conditions precedent to the Closing under Article 6 shall not have been satisfied (or waived by the applicable Party) by 5:00 p.m., local New York time, on June 29, 2010; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any Party that (A) proximately contributed to the occurrence of the failure to satisfy such conditions precedent by such date and time, or (B) failed to use all Reasonable Efforts to satisfy such conditions precedent.

The right of any Party to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party hereto, any Person controlling any such Party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in this Section 7.1 to the contrary, no Party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the written consent of the other Party.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall become null and void and of no further effect and there shall be no liability or obligation hereunder on the part of the CCS Parties or Lessee,

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except (a) any Party nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by any other Party of any agreement or covenant (but not any representation or warranty) contained in this Agreement that occurs prior to the termination; (b) the provisions of Section 2.5, , this Section 7.2 and Articles 8 and 9 (and all associated defined terms) shall survive any such termination; and (c) each Party shall within five Days after such termination redeliver all documents, work papers and other materials of the other Parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same.

(b) Lessor is entitled to lease the Facilities, or otherwise convey, transfer, or dispose of the Facilities, upon the valid and undisputed termination of the Leases.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification of Lessee.

(a) The CCS Parties jointly and severally shall indemnify, defend and hold harmless the Lessee Indemnified Parties from and against any and all Lessee Indemnified Costs.

(b) The obligations of the CCS Parties under Section 8.1(a) shall be subject to the following limitations:

(i) The CCS Parties shall not have any liability for Lessee Indemnified Costs for any breach by the CCS Parties of any representations or warranties unless and until the aggregate of all Lessee Indemnified Costs relating thereto for which the CCS Parties would, but for this clause (i), be required to indemnify Lessee exceeds on a cumulative basis an amount (the “CCS Basket Amount”) equal to $500,000, in which case, subject to clause (ii) of this subsection (b), the CCS Parties shall be liable for the Lessee Indemnified Costs incurred by the Lessee Indemnified Parties but only to the extent such Lessee Indemnified Costs exceed the CCS Basket Amount;

(ii) The CCS Parties shall not have any liability for Lessee Indemnified Costs for any breach of any representation and warranty in Section 3.1 if Lessee had actual knowledge that such representation and warranty was not True in any material respect at the time of the Closing, and no Lessee Indemnified Costs related thereto shall be aggregated for the purpose of Section 8.1(b)(i);

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(iii) The CCS Parties shall not have any liability for Lessee Indemnified Costs for breach of representations and warranties in excess of the amounts specified in Section 8.1(c);

(iv) The obligations to indemnify and hold Lessee harmless pursuant to Section 8.1(a) with respect to breaches of representations and warranties shall be subject to the limitations in Section 3.3; and

(v) The liability of the CCS Parties for Lessee Indemnified Costs arising from Losses that are assessed against Lessee arising out of any failure of the CCS Parties to obtain or file any Permit that was required to be obtained or filed by the CCS Parties prior to the Closing either to conduct the business of the CCS Parties in Missouri or to own or operate the Facilities in Missouri shall not be limited to that portion of such Loss attributable to the time period prior to Closing.

(c) The obligations of the CCS Parties under Section 8.1(a) shall be subject to the following limitations:

(i) The CCS Parties shall not have any liability for lost or disallowed Section 45 Credits relating to Refined Coal actually produced at the Facilities except (A) under Section 2.5 of this Agreement, and (B) for breaches of the representations and warranties in Sections 3.1 (a), (b), (c), (e), (g), (i), (l) and (m) of this Agreement;

(ii) except as otherwise provided in Section 8.1(c)(iv), the CCS Parties shall not have any liability for Lessee Indemnified Costs for breaches of the representations and warranties in Sections 3.1 (a), (b), (c), (e), (g), (i), (l) and (m) of this Agreement to the extent the aggregate amount of such Losses exceeds the sum of the Prepaid Rent, Initial Term Fixed Rent Payments, Renewal Term Fixed Rent Payments and Contingent Rent Payments (as such terms are defined in the Leases) paid under the Leases as of the relevant time of determination (the “CCS First Cap Amount”);

(iii) except as otherwise provided in Section 8.1(c)(iv), the CCS Parties shall not have any liability for Lessee Indemnified Costs for breaches of the representations and warranties in this Agreement (other than those in Sections 3.1 (a), (b), (c), (e), (g), (i), (l) and (m) of this Agreement) to the extent the aggregate amount of such Losses exceeds the Prepaid Rent paid to Lessors under the Leases (the “CCS Second Cap Amount”); and

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(iv) the limitations of the CCS First Cap Amount and the CCS Second Cap Amount shall not apply to Lessee Indemnified Costs resulting from (A) a breach of any representation or warranty contained in Section 3.1(k) of this Agreement or (B) or any gross negligence, fraud or willful misconduct of the CCS Parties or (C) any Third Party Claim.

8.2 Indemnification of the CCS Parties.

(a) Lessee shall indemnify, defend and hold harmless the CCS Indemnified Parties from and against any and all CCS Indemnified Costs.

(b) Lessee’s obligations under Section 8.2(a) shall be subject to the following limitations:

(i) Lessee shall not have any liability for CCS Indemnified Costs for any breach by Lessee of any representations or warranties unless and until the aggregate of all CCS Indemnified Costs relating thereto for which Lessee would, but for this clause (i), be required to indemnify the CCS Indemnified Parties exceeds on a cumulative basis an amount (the “Lessee Basket Amount”) equal to $500,000, in which case, subject to clause (ii) of this subsection (b), Lessee shall be liable for the CCS Indemnified Costs incurred by the CCS Indemnified Parties, but only to the extent such CCS Indemnified Costs exceed the Lessee Basket Amount;

(ii) Lessee shall not have any liability for CCS Indemnified Costs for any breach of any representation and warranty in Section 3.2 if any CCS Party had actual knowledge that such representation and warranty was not True in any material respect at the time of the Closing and no CCS Indemnified Costs related thereto shall be aggregated for the purpose of Section 8.2(b)(i);

(iii) Lessee shall not have any liability for CCS Indemnified Costs for any breach of any representations and warranties to the extent the aggregate amount of all CCS Indemnified Costs for breaches of representations and warranties for which Lessee would otherwise be liable exceeds the Prepaid Rent (the “Lessee Cap Amount”) provided, however, that the limitation of the Lessee Cap Amount shall not apply to any CCS Indemnified Costs resulting from (x) any gross negligence, fraud or willful misconduct of Lessee or (y) any Third Party Claim; and

(iv) the obligations to indemnify and hold the CCS Indemnified Parties harmless pursuant to Section 8.2(a) with respect to breaches of representations and warranties shall be subject to the limitations in Section 3.3.

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8.3 Notification of Claims. In the event that any Third-Party Claim is hereafter asserted against an Indemnified Party as to which such Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party shall notify the Indemnifying Party promptly and in writing after (a) receipt of notice of commencement of any third-party litigation against such Indemnified Party, (b) receipt by such Indemnified Party of written notice of any Third-Party Claim pursuant to an invoice, notice of claim or assessment, against such Indemnified Party, or (c) such Indemnified Party becomes aware of the existence of any other event in respect of which Indemnification may be sought from the Indemnifying Party (such a notice, being a “Claims Notice”). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of the notice referred to in (a) and (b), above, and shall indicate the amount, if known, or an estimate, if possible, of Losses that have been or may be incurred or suffered.

8.4 Defense of Third-Party Claims. If an Indemnified Party’s claim for indemnification under Section 8.1 or 8.2 is based on a Claim brought by a Third Party (“Third-Party Claim”), the Indemnifying Party shall have the right, at its sole cost and expense, to defend such Third-Party Claim in the name or on behalf of the Indemnified Party. Notwithstanding the foregoing, an Indemnified Party shall have the right (following notice to the Indemnifying Party) to retain its own counsel and control its defense of any such Third-Party Claim, with the reasonable fees and expenses to be paid by the Indemnifying Party , if (a) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differing interests between such Indemnified Party and the Indemnifying Party; (b) the Indemnifying Party shall have failed to employ counsel to defend such Proceeding or otherwise failed to prosecute such defense with reasonable diligence; or (c) the Indemnified Party shall have been advised by counsel chosen by it that there may be one or more legal defenses or counterclaims available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party in such Proceeding. If the immediately-preceding sentence is inapplicable (or if the Indemnified Party waives its right hereunder to defend such Third Party Claim), the Indemnified Party shall have the right to employ separate counsel at its own cost and expense in the Proceeding and, in such event, shall and shall have the right to, consult with the Indemnifying Party regarding the defense thereof; provided that, except as otherwise provided herein, the Indemnifying Party shall at all times control such defense of such Proceeding. If the Indemnifying Party assumes the defense of any such Third-Party Claim, the Indemnifying Party may not settle or compromise the claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the settlement or compromise includes a full release of all of the Indemnified Parties. The Indemnifying Party shall pay to or for the benefit of the Indemnified Parties in cash the amount for which such Indemnified Parties

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are entitled to be indemnified within 30 Days after the settlement or compromise of such Third-Party Claim or the final non-appealable judgment of a court of competent jurisdiction. An Indemnifying Party shall not be liable for any settlement or compromise of any Third-Party Claim without its consent.

8.5 Other Claims. Any Indemnified Party that seeks indemnification under Section 8.1 or Section 8.2 for Losses that are not attributable to a Third-Party Claim shall notify the Indemnifying Party, stating the nature and basis of the Losses and, to the extent known, the actual or estimated amount thereof. The Indemnifying Party shall pay the amount of such Losses, as specified in such notice, in the manner described in Section 8.6.

8.6 Payment. Upon a determination that an Indemnifying Party is liable for indemnification under Section 8.1 or 8.2 (by admission of the Indemnifying Party, agreement of the Indemnifying Party and Indemnified Party, or final determination by a court of competent jurisdiction not subject to appeal), the Indemnifying Party shall pay to the Indemnified Party, within 30 Days after such determination, the amount of the Loss indemnified thereby. Upon the payment in full of any such Loss, the Indemnifying Party making such payment shall be subrogated to the rights of the Indemnified Party against any other Person with respect to the subject matter of such Loss and of any claim or Proceeding relating thereto.

8.7 No Duplication. Any liability for indemnification under this Article 8 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

8.8 Sole Remedy. Except with respect to the remedies permitted under the other Transaction Documents, the Parties agree that the sole and exclusive remedy of any Party hereto with respect to this Agreement, or any other claims relating to the Facilities or the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby, shall be limited to (i) the right to seek injunctive relief, rescission (only in the case of fraud or otherwise as provided herein), or specific performance of or as to any obligations under this Agreement, and (ii) the indemnification provisions set forth in this Article 8 and, in furtherance of the foregoing, each Party hereby waives and releases the other Party from, to the fullest extent permitted under any applicable law, any and all rights, claims and causes of action it may have against the other Party except as provided in this Section 8.8; provided that no Party shall be entitled to receive a duplicate amount for any claim submitted both under this agreement and under any other Transaction Document.

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8.9 General Limitation of Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER ANY PROVISION OF THIS AGREEMENT FOR ANY LOST BUSINESS OPPORTUNITIES OR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES INCURRED OR SUFFERED BY AN INDEMNIFIED PERSON; provided, however, that this Section 8.9 shall not limit an Indemnified Person’s right to indemnification pursuant to Section 8.1 or 8.2 for any such Losses (a) that the Indemnified Person is legally required to pay to another Person as a result of a Claim or Proceeding (including Losses resulting from Third Party Claims), or (b) that constitute lost Section 45 Credits, but only to the extent provided by and subject to the limitations of this Agreement.

8.10 After-Tax Basis. All indemnification payments made pursuant to this Article 8 shall be treated as an adjustment to the price paid under the taxable installment sale, unless an independent tax counsel selected jointly by the Parties advises that such treatment is more likely than not incorrect. In such a case, all indemnification payments made pursuant to this Article 8 will be calculated and paid on an After-Tax Basis.

ARTICLE 9

GENERAL PROVISIONS

9.1 Confidentiality.

(a) Each Party shall maintain the terms of this Agreement in confidence and shall not disclose any information concerning the terms, performance or administration of this Agreement to any other Person; provided that a Party may disclose such information: (i) to any of such Party’s Affiliates, (ii) to any prospective member of such Party’s Affiliates, (iii) to any actual or prospective purchaser of all or a portion of such Party’s interest in the Facilities and (iv) to any Person providing or evaluating a proposal to provide financing to the recipient Party or any direct or indirect owner of such Party; provided in each case that the recipient Party shall provide to each Person to which disclosure is made a copy of this Section 9.1 and direct such Person to treat such information confidentially, and the recipient Party shall be liable for any breach of the terms of this Section 9.1 by such Persons to which it makes any such disclosure. The foregoing restrictions will not apply (A) to information that is or becomes generally available to the public otherwise than as a result of disclosure by the recipient Party, (B) to information that is already in, or subsequently comes into, the recipient Party’s possession, provided that the source of such information was not, to the recipient Party’s knowledge, obligated to keep such information confidential, (C) to information that is required to be disclosed pursuant to Law or stock exchange rules and regulations or is otherwise subject to legal, judicial, regulatory or self-regulatory requests for information or documents or (D) subject to Section 9.1(b) below, to the tax structure or tax treatment of the transaction.

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(b) Each Party may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction, provided, however, that any such information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The tax structure and tax treatment of the transaction includes only those facts that may be relevant to understanding the purported or claimed U.S. federal and state income tax treatment or tax structure of the transaction and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any parties involved in any of the transactions contemplated by this Agreement or the documents to be delivered in connection herewith.

(c) If any Party is required to disclose any information required by this Section 9.1 to be maintained as confidential in a judicial, administrative or governmental proceeding, such Party shall give the other Party at least 10 Days’ prior written notice (unless less time is permitted by the applicable proceeding) before disclosing any such information in any said proceeding and, in making such disclosure, the Party required to disclose the information shall disclose only that portion thereof required to be disclosed and shall cooperate with the other Party in the other Party’s attempts to seek to preserve the confidentiality thereof, including if such Party seeks to obtain protective orders and/or any intervention.

9.2 Schedules. All Exhibits and Schedules attached hereto are incorporated herein by reference. The statements contained in the Schedules hereto that pertain to Article 3 shall be deemed to constitute representations and warranties under this Agreement by the relevant Party to the same extent as if set forth in this Agreement in full. No Schedule to this Agreement shall incorporate any disclosure set forth on any other Schedule to this Agreement or in any other document unless such disclosure is expressly and specifically incorporated by reference. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity. Prior to the Closing, the CCS Parties shall supplement, modify or update the Schedules hereto to reflect changes in the ordinary course of business; provided, however, that in the event of any such supplement, modification or update could reasonably be expected to have a Material Adverse Effect, Lessee shall have the right to elect to terminate this Agreement. If Lessee proceeds to close under the Transaction Documents notwithstanding any supplement, modification or update to the Schedules provided by the CCS Parties, Lessee shall not be entitled to claim for a breach of representation or warranty based on the changes made by such supplement, modification or update as compared to the Schedules originally provided.

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9.3 Further Actions. After the Closing Date, the CCS Parties and Lessee shall execute and deliver such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by the other Party in order to (a) transfer and assign to, and vest in, Lessee a valid leasehold interest in the Facilities pursuant to the terms of this Agreement or (b) otherwise carry out the intent and purpose of this Agreement.

9.4 Amendment, Modification and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties. Any failure of Lessee or any CCS Party to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

9.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

9.6 Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties in connection with this Agreement and the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expenses.

9.7 Binding Effect; Third Parties. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Lessee Indemnified Parties and CCS Indemnified Parties as provided in Article 8) any rights or remedies of any nature whatsoever under or by reason of this Agreement).

9.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile, or mailed by registered or certified mail (return receipt

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requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) If to Lessee, to:

GS RC Investments LLC
c/o Goldman Sachs & Co. 200 West Street New York, New York 10282
Attention: Michael Feldman
Fax: (212) 428-3868

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002-6760
Attention: F. B Cochran III Fax: (713) 615-5368

If to the CCS Parties, to:
Clean Coal Solutions, LLC 3300 South Parker Road, Suite 310 Aurora, CO 80014
Attention: Charles S. McNeil Fax: (303) 751-9210 Email: cmcneil@nexgen-group.com

With copies to (which shall not constitute notice): Chadbourne & Parke LLP 1200 New Hampshire Avenue, NW
Washington, DC 20036 Attention: Keith Martin
Fax: 202-974-6774

and

Clean Coal Solutions, LLC
8100 South Park Way, Unit B Littleton, CO 80120 Attention: Nina French
Email: ninafrench@sbcglobal.net

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All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if faxed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided, however, that a notice given in accordance with this Section 9.8 but received on any Day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

9.9 Knowledge. The term “knowledge” when used in the phrases “to the knowledge of CCS Parties” or “CCS Parties have no knowledge” or words of similar import shall mean, and shall be limited to, the actual knowledge of the individuals listed on Schedule 9.9 after reasonable investigation and due inquiry.

9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.11 Entire Agreement. This Agreement and the Leases shall constitute the entire agreement between the Parties hereto relating to the subject matter hereof and in the Leases. No modification of this Agreement or waiver of any provision hereof shall be binding unless the modification or waiver shall be in writing and signed by the Parties hereto. This Agreement expressly supersedes all prior agreements between the Parties relating to the subject matter hereof.

9.12 Governing Law; Choice of Forum; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND CONSENT TO THE SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

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9.13 Private Letter Ruling. If Lessee or any of its Affiliates decides to pursue a request for a PLR, determination letter or other written guidance from the IRS (the “IRS Guidance”) with respect to any aspect of the transactions contemplated in this Agreement or the documents to be delivered in connection herewith or in relation to the Facilities, Lessee will cooperate with Lessors in good faith including consulting with Lessors with respect to written submissions and attendance by Lessors or their Representatives at meetings or conferences with the IRS. Lessee shall give due consideration to Lessors’ comments on written submissions requesting IRS Guidance, provided that Lessee shall in its sole discretion make all final decisions with respect to the drafting of any such written submission. The Parties shall consider in good faith and make such amendments to this Agreement as may be necessary to permit Lessee to obtain the IRS Guidance. Neither Party shall be required to agree to any such amendment that it reasonably determines, in good faith, is adverse to them in any material respect; provided that Lessors shall not withhold their agreement to any such amendment if Lessee has agreed to fully compensate Lessors for any adverse economic effect on Lessors resulting from such amendment and such amendment would not cause any material adverse effect on Lessors for which it cannot adequately be compensated by Lessee.

9.14 Publicity. Lessors agree that they will not, without the prior written consent of Lessee, in each instance, (a) use in advertising, publicity, or otherwise the name of GS, or any Affiliate thereof (including Lessee), or any partner or employee of GS, or any Affiliate thereof (including Lessee), nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by GS, or any Affiliate thereof (including Lessee), or (b) represent, directly or indirectly, that any product or any service provided by Lessors have been approved or endorsed by GS, or any Affiliate thereof (including Lessee). No public announcement of any kind regarding the existence or terms of this Agreement shall be made without the prior written consent of the Parties. For the avoidance of doubt, nothing in this Section 9.14 shall limit Lessor’s obligation to disclose information pursuant to Section 9.1.

9.15 Assignment. Neither Party shall assign or otherwise transfer (collectively, an “Assignment”) this Agreement or any of its rights hereunder without the prior written consent of the other Party, and any purported Assignment made without such prior written consent shall be void. Notwithstanding the foregoing:

(a) either Party may, without the need for consent from the other Party, make an Assignment of this Agreement to an Affiliate of such Party provided that such Affiliate assumes all of the obligations of the Party making the Assignment and the Lessor Guarantees or the Lessee Guaranty remain in effect, as applicable, with respect to the obligations of such Affiliate, and in such event the assigning Party shall be released from its obligations under this Agreement, except for those obligations that arose prior to such Assignment;

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(b) Lessee may, without the need for consent from Lessor, make an Assignment of this Agreement to any Person (i) succeeding to all or substantially all of its assets, provided such Person has, or its obligations under this Agreement are guaranteed by a Person who has, an Investment Grade rating, or (ii) after December 31, 2019 if the Section 45 Credit for Refined Coal produced by the Facilities have been extended beyond such date; provided however Lessee’s rights under Section 2.4 shall not be assignable pursuant to this Section 9.15(b); and

(c) Lessors may, with the prior written consent of Lessee, make an Assignment of this Agreement to any Person succeeding to all or substantially all of its assets provided that (i) the acquiring Person assumes all obligations of Lessors hereunder, and (ii) either (A) the Lessor Guarantees remain in full force and effect with respect to the Person succeeding to all or substantially all of Lessor’s assets, or (B) the Lessor Guarantees are replaced by a new guaranty or guarantees on the same terms as the Lessor Guarantees covering such assumed obligations from a Person having an Investment Grade rating, and in such event Lessor shall be released from its obligations under this Agreement, except for those obligations that arose prior to such Assignment.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to Lease to be signed on its behalf as of the date first written above.

CLEAN COAL SOLUTIONS, LLC

By:	/s/ Brian Humphrey
Name:	Brian Humphrey
Title:	Manager

AEC-NM, LLC

By:	Clean Coal Solutions, LLC, its managing member

	By:	/s/ Brian Humphrey
	Name:	Brian Humphrey
	Title:	Manager

AEC-TH, LLC

By:	Clean Coal Solutions, LLC, its managing member

	By:	/s/ Brian Humphrey
	Name:	Brian Humphrey
	Title:	Manager

Signature Page to Agreement to Lease

GS RC INVESTMENTS LLC

By:	GSFS INVESTMENTS I CORP., its sole member

	By:	/s/ Albert Dombrowski
	Name:	Albert Dombrowski
	Title:	Authorized Signatory

Signature Page to Agreement to Lease

ANNEX I

DEFINITIONS

“Acceptance Period” has the meaning set forth in Section 2.4.

“ADA-ES” means ADA-ES, Inc., a Colorado corporation.

“ADA-ES Guaranty” means that ADA-ES Guaranty, substantially in the form attached hereto as Exhibit A-1.

“AEC-NM” has the meaning set forth in the first paragraph of the Agreement.

“AEC-TH” has the meaning set forth in the first paragraph of the Agreement.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means (a) the ownership of 50% or more of the equity interest in a Person, or (b) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person. For the purposes of this definition, each of ADA-ES, NexGen LLC, NexGen, Republic and Operator are Affiliates of Lessors. For the purposes of this definition, the parent of Lessee and any member of the federal income tax consolidated group of which such parent is a member are Affiliates of Lessee.

“After-Tax Basis” means, with respect to any amount payable in respect of a Loss (the “Base Amount”), the Base Amount supplemented by an additional amount (the “Gross-Up”) to reflect all U.S. federal, state and local Taxes (net of any deductions or credits realized by the payee arising from the receipt or accrual of the Gross-Up) imposed on the receipt or accrual of the Base Amount and the Gross-Up so that after reduction for the payment of all such Taxes the recipient would retain an amount equal to the Base Amount, provided that the Gross-Up amount shall be calculated based upon the assumption that the Indemnified Party is subject to corporate income tax at the maximum Federal corporate income tax rate in effect at the time of calculation plus six percent; and provided further that the amount of any Loss will take into account the value of any tax deduction that would be allowed to the Indemnified Party with respect thereto assuming that such Indemnified Party is able to use such deduction and is subject to corporate income tax at the maximum Federal corporate income tax rate in effect at the time of calculation plus six percent.

“Agreement” has the meaning set forth in the first paragraph of the Agreement.

Annex I - 1

“Assignment” has the meaning set forth in Section 9.15.

“Background Materials” means all written materials such as books, records, data, change orders, materials and other information regarding the Facilities that any CCS Party furnished (or caused to be furnished), and prior to the Closing will furnish (or cause to be furnished), including by way of access to an electronic dataroom, to Lessee or any of its Representatives, including those books, records, data, materials and other information described on Exhibit B.

“Base Amount” has the meaning set forth in the definition of “After-Tax Basis.”

“Books and Records” means all financial, engineering, operating, accounting, tax, business, environmental, legal, marketing, and other data, files, documents, instruments, notes, papers, books and records of any CCS Party or the owner of any Future Project, their respective members and Affiliates of their respective members that relate materially to any CCS Party or the owner of any Future Project, including financial statements, budgets, ledgers, journals, deeds, property records, title policies, drawings, records, maps, charts, surveys, prints, franchises, customer lists, supplier lists, sales and sales promotional data, advertising materials, cost and pricing information, corporate records, permits, certificates, governmental filings, Tax Returns and reports, whether in existence on the date of this Agreement or created after the date of this Agreement.

“Business Day” means any Day other than (i) a Saturday or Sunday or (ii) a Day on which commercial banks in New York, New York are authorized or required to be closed.

“CCS Basket Amount” has the meaning set forth in Section 8.1(b).

“CCS Cap Amount” has the meaning set forth in Section 8.1(b).

“CCS First Cap Amount” has the meaning set forth in Section 8.1(c).”CCS Indemnified Costs” means any and all Losses incurred by any of the CCS Indemnified Parties resulting from or relating to any breach or default by Lessee of any representation or warranty (whether on the date hereof or on the Closing Date, as though such representation or warranty was being made as of such Closing Date), covenant, indemnity or agreement under this Agreement or any Transaction Document.

“CCS Indemnified Parties” means (a) Developer, (b) Lessors; (c) each Lessor Guarantor; (d) any member of any Lessor; (d) the Affiliates of each Person described in the foregoing clauses (a), (b) and (c); and (e) the respective successors, assigns and Representatives of each Person described in the foregoing clause (a), (b), (c) or (d).

Annex I - 2

“CCS Party” and “CCS Parties” have the meanings set forth in the opening paragraph of this Agreement.

“CCS Second Cap Amount” has the meaning set forth in Section 8.1(c).

“Chemical Additive” means each chemical additive listed in Schedule A to the Chemical Additive Supply Agency Agreements.

“Chemical Additive Supply Agency Agreements” means those certain Chemical Additive Supply Agency Agreements, substantially in the form attached hereto as Exhibit C-1 and C-2.

“Claim” means a demand, claim, complaint, cross-demand, cross-claim, counterclaim, cross-complaint, summons, notice of violation, arbitration notice, or other notice, communication or action pursuant to which a Person (including a Governmental Authority) (a) notifies another Person that the first Person has suffered or incurred Losses for which the second Person may be liable or responsible; (b) alleges that such second Person has violated a Law or is otherwise liable or responsible for Losses arising under a Law; (c) asserts legal, equitable, contractual or other rights or remedies against such second Person; (d) proposes an adjustment to a Tax Return of such second Person; (e) institutes or commences a Proceeding against such second Person; (f) otherwise makes any demand or claim on such second Person; or (g) threatens to do any of the foregoing.

“Claims Notice” has the meaning set forth in Section 8.3.”Closing” means the consummation of the transactions contemplated by Section 2.3.

“Closing Date” means the date of the Closing specified in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement between Developer and Goldman Sachs & Co. dated July 13, 2009.

“Consent” means any consents or approval of any Governmental Authority or any other Person.

“Day” means a calendar day.

“Developer” has the meaning set forth in the opening paragraph of this Agreement.

“Draft Allocation” has the meaning set forth in Section 5.6.

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“Environmental Costs or Liabilities” means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, demands, costs and expenses (including costs relating to personal injury, death or property damage, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of corrective, remedial or removal actions and cleanup or monitoring activities) arising from, under or in connection with (a) any violation of or liability under any Environmental Laws, (b) any remedial or corrective action obligation under or relating to any Environmental Laws or (c) any liability or Claim relating to the release of, presence of, or exposure to, any Hazardous Substance.

“Environmental Laws” means all applicable Laws and rules of common law pertaining to the protection of the environment, natural resources, workplace health and safety, the prevention of pollution or the remediation of contamination, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Federal Water Pollution Control Act, the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970 (42 U.S.C. § 11001 et seq.), the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.) the Federal Mine Safety and Health Act of 1977 (30 U.S.C. § 801 et seq.), and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as each of the foregoing may have been or are in the future amended or supplemented, in each case to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.

“Escrow Agent” means U.S. Bank National Association, or its successor under the Escrow Agreement.

“Escrow Amount” means *.

“Escrow Agreement” means the Escrow Agreement entered into between Lessors, Lessee and Escrow Agent in the form attached hereto as Exhibit H.

“Exhibits” means the Exhibits attached to the Agreement.

“Existing Sites” means the land at the power plants known as the New Madrid Power Plant and the Thomas Hill Energy Center located near Marston, Missouri and Moberly, Missouri, respectively.

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“Facilities” means New Madrid Refined Coal Facility and the Thomas Hill Refined Coal Facility.

“Federal Tax Rule” means any regulation, rule, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter by any Federal Tax Authority with respect to federal tax matters, including (a) regulations of the Treasury Department, (b) judgments and decisions of the United States Tax Court, the United States Board of Tax Appeals and any other court of the United States in connection with its exercise of original, trial or appellate jurisdiction over any case involving federal tax matters, and (c) IRS and Treasury Department materials such as revenue rulings, revenue procedures, Treasury decisions, technical memoranda, technical advice memoranda, PLRs, determination letters, Chief Counsel’s advice, field service advice, general counsel memoranda, office memoranda, technical information releases, delegation orders, Executive Orders, Treasury Department orders, notices, announcements and news releases.

“Final Allocation” has the meaning set forth in Section 5.6.

“Final Determination” means *

“Final Disposition” means the final resolution of any liability for any Tax for any taxable period by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final binding written settlement with the IRS relating to the Section 45 Credits, a signed closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable arrangement under the laws of another jurisdiction; (iii) any allowance of a refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the Governmental Authority imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations.

“Future Project” means (a) any facility for the production of Refined Coal developed by Developer or any of its Affiliates after the Effective Date * or (b) a facility for which Developer or any of its Affiliates has previously utilized the Section 45 Credits generated from the production of Refined Coal therefrom pursuant to (a) for its or their (as applicable) own account but intends to no longer so utilize or to dispose or otherwise transfer such Section 45 Credits or its or their (as applicable) economic interest therein.

“GAAP” means United States generally accepted accounting principles.

Annex I - 5

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

“Gross-Up” has the meaning set forth in the definition of “After-Tax Basis.”

“GS” means The Goldman Sachs Group, Inc, a Delaware corporation.

“Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) polychlorinated biphenyls (“PCBs”), or PCB-containing materials, or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, and any natural gas, synthetic gas and any mixtures thereof; and (g) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Authority requires environmental investigation, monitoring or remediation.

“Indemnified Party” means any Person seeking indemnification from another Person pursuant to Article 8.

“Indemnifying Party” means any Person against whom a claim for indemnification is asserted by another Person pursuant to Article 8.

“Initial Term” has the meaning set forth in each of the Leases.

“Intellectual Property” means all trademarks, know-how, copyrights, copyright registrations and applications for registration, patents, patent rights, processes, formulae, trade secrets, inventions, methodologies and all other intellectual property rights including Internet domain names, whether registered or not, owned or licensed by any CCS Party and used in connection with the Facilities.

“Independent Accountant” has the meaning set forth in Section 5.6(b).

“IRS” means the Internal Revenue Service or any successor thereto.

“IRS Guidance” has the meaning set forth in Section 9.13.

Annex I - 6

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Leases” means, collectively, the New Madrid Lease and the Thomas Hill Lease.

“Lessee” has the meaning set forth in the first paragraph of the Agreement and includes its permitted successors and assigns.

“Lessee Basket Amount” has the meaning set forth in Section 8.2(b).

“Lessee Cap Amount” has the meaning set forth in Section 8.2(b).

“Lessee Guaranty” means that Lessee Guaranty, substantially in the form attached hereto as Exhibit A-5.

“Lessee Indemnified Costs” means any and all Losses incurred by any of the Lessee Indemnified Parties resulting from or relating to (a) any Lessor and/or any Lessor’s ownership, operation or control of all or any part of the Facilities that in each case is based on any event, condition, fact, circumstance, action or omission that occurred or existed prior to the Closing, including any and all Environmental Costs or Liabilities and (b) any breach or default by any CCS Party of any representation or warranty (whether on the date hereof or on the Closing Date, as though such representation or warranty was being made as of such Closing Date), covenant, indemnity or agreement under this Agreement or any Transaction Document.

“Lessee Indemnified Parties” means (a) Lessee; (b) any member of Lessee, its successor and assigns; and (c) the shareholders and members of each Person described in the foregoing clause (b), (d) the Affiliates of each Person described in the foregoing clause (a), (b) or (c); (e) the successors, assigns and Representatives of each Person described in the foregoing clauses (a), (b), (c), or (d); and (f) any company that joins with another Person that would be a Lessee Indemnified Party in filed consolidated or combined Tax Returns.

“Lessor” and “Lessors” have the meanings set forth in the first paragraph of the Agreement.

“Lessor Guarantees” means, collectively, the ADA-ES Guaranty, the NexGen LLC Guaranty, the NexGen Guaranty and the Republic Guaranty.

“Lessor Guarantor” means guarantor under any Lessor Guarantee.

Annex I - 7

“Lien” means all burdens, encumbrances and defects affecting the ownership of an asset, including (a) liens, security interests, mortgages, deeds of trust, pledges, conditional sale or trust receipt arrangement, consignment or bailment for security purposes, finance lease, or other encumbrances of any nature whatsoever securing any obligation, whether such interest is based on common law, statute or contract; (b) any rights of first refusal or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership; and (c) any other reservations, exceptions, covenants, conditions, restrictions, leases, subleases, licenses, easements, servitudes, occupancy agreements, equities, charges, assessments, defects in title, liabilities, claims, agreements, obligations, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, absolute or contingent, legal or equitable, real or personal, or otherwise.

“Loss” or “Losses” means losses, lost Section 45 Credits (but only to the extent such Section 45 Credits relate to Refined Coal actually produced by the Facilities), liabilities, causes of action, assessments, cleanup, removal, remediation and restoration obligations, judgments, awards, damages, natural resource damages, contribution, cost-recovery and compensation obligations, fines, fees, penalties, and costs and expenses (including litigation costs and reasonable attorneys’ and experts’ fees and expenses).

“Material Adverse Effect” means a material adverse effect on the business, financial condition, results of operations, assets, liabilities, operations, or properties of Lessee, the transactions contemplated hereby, or the Section 45 Credits available to Lessee from the ownership and operation of the Facilities, excluding effects resulting from general economic conditions or changes or conditions that effect the coal industry generally.

“Month” means a calendar month.

“New Madrid Lease” means that certain Equipment Lease (New Madrid), substantially in the form attached hereto as Exhibit D-1.

“New Madrid Refined Coal Facility” means the Refined Coal production facility currently located at the New Madrid Power Plant near Marston, Missouri or at any successor location, and used for the production of Refined Coal, including the equipment, attachments and appurtenances thereto and other personal property described on Exhibit E-1.

“NexGen” means NexGen Investments, LLLP, a Colorado limited liability limited partnership.

Annex I - 8

“NexGen Guaranty” means that NexGen Guaranty, substantially in the form attached hereto as Exhibit A-3.

“NexGen LLC” means NexGen Refined Coal, LLC, a Wyoming limited liability company.

“NexGen LLC Guaranty” means that NexGen LLC Guaranty, substantially in the form attached hereto as Exhibit A-2.

“NM Prepaid Rent” means the prepaid rent of * due under Section 2.2 of the New Madrid Lease.

“Offer Notice” has the meaning set forth in Section 2.4.

“Offer Date” has the meaning set forth in Section 2.4.

“Operating and Maintenance Agreements” means (a) the Operating and Maintenance Agreement to be entered into between Lessee, as lessee, and Operator, as operator, for the New Madrid Refined Coal Facility, substantially in the form attached hereto as Exhibit F-1, and (b) the Operating and Maintenance Agreement to be entered into between Lessee, as lessee, and Operator, as operator, for the Thomas Hill Refined Coal Facility, substantially in the form attached hereto as Exhibit F-2.

“Operator” means Clean Coal Solutions Services, LLC, a Colorado limited liability company.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” and “Parties” have the meanings set forth in the introductory paragraph.

“Permit” means any permit, certificate, license, franchise, authorization, variance, exemption, concession, lease, instrument, order, consent, authorization or approval of any Governmental Authority.

“Permitted Liens” means (a) the rights of the parties pursuant to the Transaction Documents, (b) liens for Taxes of any CCS Party not yet due, and (c) materialmen’s, mechanics’, workers’, repairmens’, employees’, or other like Liens, arising in the ordinary course of business for amounts not yet delinquent or being contested in good faith by appropriate proceedings, so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any material part of the Refined Coal Plant (as defined in the Operating and Maintenance Agreement) or Lessee’s inventory of Refined Coal (or the proceeds thereof) or any title or interest in and to the foregoing.

Annex I - 9

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“PLR” means a private letter ruling from the IRS.

“Prepaid Rent” means, collectively, the NM Prepaid Rent and the F Rent.

“Proceeding” means a judicial, administrative or arbitral proceeding (including a lawsuit or an investigation by a Governmental Authority), commencing with the institution of such proceeding through the issuance, service or delivery of the applicable Claim or other applicable event.

“Proposed Section 45 Change” means the occurrence of any of the following events after the date of the Agreement, insofar as such event relates to the Section 45 Credit, unless the Facilities and the sale of Refined Coal therefrom by Lessee would be grandfathered or otherwise exempted from the effect thereof as proposed:

(a) the introduction of a bill or “chairman’s mark” by the chairperson of the Ways and Means Committee of the U.S. House of Representatives or the Finance Committee of the U.S. Senate that, if enacted or adopted, would constitute a Section 45 Change;

(b) the passage by any of the Ways and Means Committee of the U.S. House of Representatives, the Finance Committee of the U.S. Senate, the U.S. House of Representatives or the U.S. Senate of a bill or resolution that, if enacted or adopted, would constitute a Section 45 Change;

(c) the issuance of any proposed Federal Tax Rule that, if adopted in temporary or final form, would constitute a Section 45 Change; or

(d) the issuance, publication, announcement or other public dissemination of any statement or writing by the U.S. President (including by executive order), the Secretary of the U.S. Treasury, any Assistant Secretary of the U.S. Treasury, the Speaker of the U.S. House of Representatives, the Majority Leader of the U.S. Senate, the chairperson of the Ways and Means Committee of the U.S. House of Representatives or the Finance Committee of the U.S. Senate (including through a colloquy reported in the Congressional Record), or any representative of the national office of the IRS, if such statement or writing proposes, advocates or supports the enactment of federal legislation, or the adoption of a Federal Tax Rule, that would constitute a Section 45 Change.

“Purchase Notice” has the meaning set forth in Section 2.4.

Annex I - 10

“Reasonable Efforts” means the efforts that a prudent Person or entity desirous of achieving a result would use in similar circumstances to ensure that such result is achieved in a reasonably expeditious manner; provided, however, that an obligation to use Reasonable Efforts under the Agreement does not require the Person subject to that obligation to take actions that would incur any commercially unreasonable out-of-pocket cost or expense in connection therewith.

“Records” means all files, reports, data and records relating to the Facilities, including those relating to engineering, Permitting, maintenance, environmental compliance, inventory and supply, property and excise Taxes, title, corporate accounting, market studies, coal and coal fines purchases, Refined Coal sales, income Tax, the CCS Parties’ general files relating to the Facilities, economic analyses, documents related to general policies and procedures of the CCS Parties with respect to the ownership and operation of the Facilities.

“Refined Coal” means a liquid, gaseous or solid fuel produced from coal through the addition of Chemical Additives in accordance with the Refined Coal Specifications.

“Refined Coal Investor” means *.

“Refined Coal Specifications” has the meaning set forth in the Operating and Maintenance Agreement.

“Renewal Term” has the meaning set forth in each of the Leases.

“Representative” means, with respect to any Person, each manager, director, officer, employee, agent, consultant (including consulting engineers), advisor (including counsel and accountants), and other representative of such Person.

“Republic” means Republic Financial Corporation, a Colorado corporation.

“Republic Guaranty” means that Republic Guaranty, substantially in the form attached hereto as Exhibit A-4.

“Schedules” means the Schedules attached to the Agreement.

“Section 45 Change” means the occurrence of any of the following events on or after the date hereof, insofar as such event relates to the Section 45 Credit, unless the Facilities and the sale of Refined Coal therefrom by Lessee are grandfathered or otherwise exempted from the effect thereof:

(a) any total repeal of Section 45 of the Code; or

Annex I - 11

(b) any of the following events, to the extent that such event materially adversely affects, or has a material likelihood of adversely affecting, the amount, availability or value of Section 45 Credits that Lessee may claim for Refined Coal produced from the Facilities and sold to an Unrelated Person:

(i) an amendment to or partial repeal of Section 45 of the Code;

(ii) an amendment of a section of the Code that is expressly referred to in Section 45 of the Code or affects the ability of taxpayers to claim the Section 45 Credit; or

(iii) the adoption of a Federal Tax Rule that regulates, interprets, construes, limits, restricts, unwinds, modifies or otherwise affects (A) Section 45(c)(7), 45(d)(8) or 45(e)(8) of the Code or (B) a section of the Code, including in other parts of Section 45, that is expressly referred to in Section 45(c)(7), 45(d)(8) or 45(e)(8) of the Code.

“Section 45 Credit” means the credit allowed by Section 45 of the Code for the production and sale of refined coal produced from coal to an Unrelated Person.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Taxable Year” means the taxable year of Lessee or any affiliated group (within the meaning of Section 1504 of the Code) electing to file a consolidated federal income tax return of which Lessee is a member.

“Tax Proceeding” has the meaning set forth in Section 5.9(a).

“Tax Return” means any return, statement information return or other document (including amendments thereto and supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes.

Annex I - 12

“Technology Sub-License” means that certain technology sublicense among ADA-ES, Developer and Lessee, substantially in the form attached hereto as Exhibit G.

“Third Party” means, with respect to a Party, any Person other than such Party, its Affiliates and its Representatives, excluding any Governmental Authority.

“Third Party Claim” has the meaning set forth in Section 8.4.

“Thomas Hill Lease” means that certain Equipment Lease (Thomas Hill), substantially in the form attached hereto as Exhibit D-2.

“Thomas Hill Refined Coal Facility” means the Refined Coal production facility currently located at the Thomas Hill Energy Center near Moberly, Missouri or at any successor location, and used for the production of Refined Coal, including the equipment, attachments and appurtenances thereto and other personal property described on Exhibit E-2.

“TH Prepaid Rent” means the prepaid rent of * due under Section 2.2 of the Thomas Hill Lease.

“Ton” means 2,000 pounds.

“Transaction Documents” means this Agreement, the Leases, the Operating and Maintenance Agreements, the Technology Sub-License, the Chemical Additives Supply Agency Agreements, the Lessor Guarantees, the Lessee Guaranty and each other agreement, document, certificate or other instrument that is contemplated by this Agreement to be executed by the Parties or their Affiliates pursuant hereto or in connection herewith.

“True” means “true, correct, accurate and complete.”

“Unrelated Person” means, with respect to any Person, any other Person that is not related to such Person within the meaning of Section 45(e)(4) of the Code.

“Utility” has the meaning set forth in the Recitals.

“Utility Agreements” means a Coal Purchase Contract (New Madrid) between Lessee and Utility, a Coal Purchase Contract (Thomas Hill) between Lessee and Utility, a Refined Coal Sale Agreement (New Madrid) between Lessee and Utility, a Refined Coal Sale Agreement (Thomas Hill) between Lessee and Utility, a Coal Yard Services Agreement (New Madrid) between Lessee and Utility, a Coal Yard Services Agreement (Thomas Hill) between Lessee and Utility, a Production Facility and Coal Yard Site License (New Madrid) between Lessee and Utility and a Production Facility and Coal Yard Site License (Thomas Hill) a between Lessee and Utility.

Annex I - 13

EXHIBIT A-1

ADA-ES Guaranty

Exhibit A-1

EXHIBIT A-2

NexGen LLC Guaranty

Exhibit A-2

EXHIBIT A-3

NexGen Guaranty

Exhibit A-3

EXHIBIT A-4

Republic Guaranty

Exhibit A-4

EXHIBIT A-5

Lessee Guaranty

Exhibit A-5

EXHIBIT B

Background Materials

Exhibit E-2

EXHIBIT C-1

Chemical Additive Agency Supply Agreement (New Madrid)

Exhibit C-1

EXHIBIT C-2

Chemical Additive Agency Supply Agreement (Thomas Hill)

Exhibit C-2

EXHIBIT D-1

New Madrid Lease

Exhibit D-1

EXHIBIT D-2

Thomas Hill Lease

Exhibit D-2

EXHIBIT E-1

Description of the New Madrid Refined Coal Facility

Exhibit E-1

EXHIBIT E-2

Description of the Thomas Hill Refined Coal Facility

Exhibit E-2

EXHIBIT F-1

Operating and Maintenance Agreement for the New Madrid Refined Coal Facility

Exhibit F-1

EXHIBIT F-2

Operating and Maintenance Agreement for the Thomas Hill Refined Coal Facility

Exhibit F-2

EXHIBIT G

Technology Sub-License

Exhibit G

EXHIBIT H

Escrow Agreement

Exhibit H

Schedule 2.4

Disclosure Schedules, page 2

Schedule 3.1(a)

Disclosure Schedules, page 3

Schedule 3.1(c)

Disclosure Schedules, page 4

Schedule 3.1(d)

Litigation

Disclosure Schedules, page 5

Schedule 3.1(g)

Disclosure Schedules, page 6

Schedule 3.1(h)

Disclosure Schedules, page 7

Schedule 3.1(i)

Disclosure Schedules, page 8

Schedule 3.1(k)

Environmental matters

Disclosure Schedules, page 9

Schedule 3.1(l)

Disclosure Schedules, page 10

Schedule 3.1(m)

Disclosure Schedules, page 11

Schedule 3.1(m)(viii)

Disclosure Schedules, page 12

Schedule 3.1(m)(ix)

Disclosure Schedules, page 13

Schedule 3.1(n)

No exceptions.

Disclosure Schedules, page 14

Schedule 3.1(o)

Disclosure Schedules, page 15

Schedule 3.1(p)

Disclosure Schedules, page 16

Schedule 6.2(k)

Disclosure Schedules, page 17

Schedule 9.9

Disclosure Schedules, page 18